Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Frank Morgan	Harlow Sumerford
615-344-2688	615-344-1851

HCA Healthcare reports SECOND quarter 2026 results

Nashville, Tenn., July 24, 2026 – HCA Healthcare, Inc. (NYSE: HCA) today announced financial and operating results for the second quarter ended June 30, 2026.

The Company's financial and operating results, as well as its updated guidance and key assumptions, are consistent with its July 14, 2026 second quarter preview.

Key second quarter metrics (all percentage changes compare 2Q 2026 to 2Q 2025 unless otherwise noted):

•
Revenues increased 8.7 percent to $20.230 billion
•
Net income attributable to HCA Healthcare, Inc. increased 2.8 percent to $1.699 billion
•
Diluted earnings per share increased 11.6 percent to $7.62 per diluted share, and diluted earnings per share, as adjusted, increased 11.0 percent to $7.59 per diluted share
•
Adjusted EBITDA increased 4.6 percent to $4.027 billion
•
Cash flows from operating activities totaled $2.335 billion, compared to $4.210 billion in the second quarter of 2025
•
Same facility admissions increased 2.5 percent and same facility equivalent admissions increased 2.7 percent

Second Quarter Commentary

During the second quarter, the Company experienced a payer mix shift driven by an increase in uninsured volume, primarily due to patients who lost coverage on the health insurance exchanges. The Company estimates this payer mix shift had an unfavorable impact on income before income taxes of approximately $400 million during the second quarter. This amount includes an increase of approximately $75 million related to the Company’s previous estimate of the first quarter health insurance exchange impact. In addition, to a lesser degree the Company experienced a service mix shift primarily related to a decline in surgical volume.

The Company also experienced positive factors including increased benefit from Medicaid Supplemental Payment Programs, growth in admissions, equivalent admissions and ER visits, and improved expense results. During the second quarter, the Company recognized approximately $400 million of incremental net benefit from Medicaid Supplemental Payment Programs, primarily related to the state of Florida program, which is discussed further below.

Revenues in the second quarter of 2026 totaled $20.230 billion, compared to $18.605 billion in the second quarter of 2025. Net income attributable to HCA Healthcare, Inc. totaled $1.699 billion, or $7.62 per diluted share, compared to $1.653 billion, or $6.83 per diluted share, in the second quarter of 2025. Results for the second quarter of 2026 include gains on sales of facilities of $10 million, or $0.03 per diluted share, compared to losses on sales of facilities of $3 million, or $0.01 per diluted share, in the second quarter of 2025.

For the second quarter of 2026, Adjusted EBITDA totaled $4.027 billion, compared to $3.849 billion in the second quarter of 2025. Diluted earnings per share, as adjusted, and Adjusted EBITDA are non-GAAP financial measures. A table providing supplemental information on these non-GAAP financial measures and reconciling GAAP measures of financial performance to them is included in this release.

The second quarter of 2026 includes incremental revenues of $1.372 billion and other operating expenses of $829 million related to the Florida directed payment program for the time period October 1, 2024 through June 30, 2026, to reflect the impact of the state directed payment program approved during the quarter by the Centers for Medicare and Medicaid Services. Of those amounts, approximately $980 million of incremental revenues and $557 million of other operating expenses related to periods prior to 2026.

Same facility admissions increased 2.5 percent and same facility equivalent admissions increased 2.7 percent in the second quarter of 2026, compared to the prior year period. Same facility emergency room visits increased 3.6 percent in the second quarter of 2026, compared to the prior year period. Same facility inpatient surgeries declined 2.3 percent, and same facility outpatient surgeries declined 3.4 percent in the second quarter of 2026, compared to the same period of 2025. Same facility revenue per equivalent admission increased 6.4 percent in the second quarter of 2026, compared to the second quarter of 2025.

Six Months Ended June 30, 2026

Revenues for the six months ended June 30, 2026 totaled $39.339 billion, compared to $36.926 billion in the same period of 2025. Net income attributable to HCA Healthcare, Inc. was $3.319 billion, or $14.77 per diluted share, compared to $3.263 billion, or $13.28 per diluted share, for the first six months of 2025. Results for the six months ended June 30, 2026 include gains on sales of facilities of $9 million, or $0.03 per diluted share. Results for the six months ended June 30, 2025 included losses on sales of facilities of $2 million, or $0.01 per diluted share.

Balance Sheet and Cash Flows from Operations

As of June 30, 2026, HCA Healthcare, Inc.’s balance sheet reflected cash and cash equivalents of $1.013 billion, total debt of $49.718 billion, and total assets of $63.250 billion. During the second quarter of 2026, capital expenditures totaled $1.231 billion, excluding acquisitions. Cash flows provided by operating activities in the second quarter of 2026 totaled $2.335 billion, compared to $4.210 billion in the second quarter of 2025.

During the second quarter of 2026, the Company repurchased 4.752 million shares of its common stock at a cost of $2.064 billion. The Company had $7.210 billion remaining under its repurchase authorization as of June 30, 2026. As of June 30, 2026, the Company had $3.086 billion of availability under its credit facility (after giving effect to letters of credit and amounts reserved to backstop our commercial paper program).

Dividend

HCA today announced that its Board of Directors declared a quarterly cash dividend of $0.78 per share on the Company’s common stock. The dividend will be paid on September 30, 2026 to stockholders of record at the close of business on September 16, 2026.

The declaration and payment of any future dividend will be subject to the discretion of the Board of Directors and will depend on a variety of factors, including the Company’s financial condition and results of operations. Future dividends are expected to be funded by cash balances and future cash flows from operations.

2026 Updated Guidance and Key Assumptions

Based on results through the first half of the year, the Company has revised its 2026 guidance as follows:

	Previous 2026 Guidance Ranges, as of January 27, 2026	Revised 2026 Guidance Ranges, as of July 14, 2026
Revenues	$76.500 to $80.000 billion	$77.000 to $79.500 billion
Net Income Attributable to HCA Healthcare, Inc.	$6.495 to $7.035 billion	$6.300 to $6.700 billion
Adjusted EBITDA	$15.550 to $16.450 billion	$15.400 to $16.100 billion
EPS (diluted)	$29.10 to $31.50 per diluted share	$28.70 to $30.50 per diluted share

The Company revised its 2026 key assumptions related to the unfavorable impact on income before income taxes from payer mix shifts due to the health insurance exchanges, as well as the incremental net benefit from Medicaid Supplemental Payment Programs, as follows:

	Previous 2026 Estimates, as of April 24, 2026	Revised 2026 Estimates, as of July 14, 2026
Health Insurance Exchanges	($600) to ($900) million	($1.000) to ($1.200) billion
Medicaid Supplemental Payment Programs	($50) to ($250) million	$300 to $500 million

The Company's 2026 estimate for capital expenditures of $5.0 billion to $5.5 billion, excluding acquisitions, remains unchanged.

The Company’s guidance contains a number of assumptions, including, among others, the Company’s current expectations regarding volume growth coupled with an anticipated mostly stable operating environment, payer mix, service mix, the impact of current and future health care public policy developments, including the estimated impact on health insurance exchanges from administrative reforms and the expiration of the enhanced premium tax credits, anticipated results from resiliency initiatives, as well as general business or economic conditions, including inflation and the impact of trade policies, including tariffs, and excludes the impact of items such as, but not limited to, gains or losses on sales of facilities, losses on retirement of debt, legal claims costs and impairment of long-lived assets. In addition, the Company’s guidance excludes the impact of future approvals that could impact reimbursement under certain state Medicaid directed and supplemental payments.

Adjusted EBITDA is a non-GAAP financial measure. A table reconciling forecasted net income attributable to HCA Healthcare, Inc. to forecasted Adjusted EBITDA is included in this release.

The Company’s updated guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below in the Company’s “Forward-Looking Statements.”

Earnings Conference Call

HCA Healthcare will host a conference call for investors at 9:00 a.m. Central Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed through the Company’s Investor Relations web page at

https://investor.hcahealthcare.com/events-and-presentations/default.aspx.

About the Company

As of June 30, 2026, HCA operated 190 hospitals and approximately 2,600 ambulatory sites of care, including surgery centers, freestanding emergency rooms, urgent care centers and physician clinics, in 19 states and the United Kingdom.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s financial guidance for the year ending December 31, 2026, as well as other statements that do not relate solely to historical or current facts. Forward-looking statements can be identified by the use of words like “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “initiative” or “continue.” These forward-looking statements are based on our current plans and expectations and are subject to a number of known and unknown uncertainties and risks, many of which are beyond our control, which could significantly affect current plans and expectations and our future financial position and results of operations. These factors include, but are not limited to, (1) changes in or related to general economic or business conditions nationally and regionally in our markets, including inflation, and the impact of trade policies, including changes in, or the imposition of, tariffs and/or trade barriers; changes in revenues resulting from declining patient volumes; changes in payer mix (including increases in uninsured and underinsured patients); potential increased expenses related to labor, pharmaceuticals, supply chain or other expenditures; workforce disruptions; supply and pharmaceutical shortages and disruptions (including as a result of tariffs or geopolitical disruptions); and the impact of federal government shutdowns, holds on or cancellations of congressionally authorized spending and interruptions in the distribution of governmental funds, (2) the impact of current and future health care public policy developments and the implementation of new, and possible changes to existing, federal, state or local laws and regulations affecting health care spending or the health care industry, including the expiration at the end of 2025 of enhanced premium tax credits (“EPTCs”) for eligible individuals purchasing insurance coverage through federal and state-based health insurance exchanges, changes in the structure and administration of, and funding for, federal and state agencies and programs, effects of the 2025 Federal Budget Act (the “FBA”) and efforts to address health care affordability, (3) the impact of our significant indebtedness and the ability to refinance such indebtedness on acceptable terms, (4) the effects related to the implementation of sequestration spending reductions required under the Budget Control Act of 2011, related legislation extending these reductions, and the potential for future deficit or other spending reduction legislation that may alter current spending reductions, which include cuts to Medicare payments, or impose additional spending reductions, (5) the ability to achieve operating and financial targets, develop and execute resiliency plans to offset to the extent possible impacts from the FBA, the expiration of EPTCs and tariffs, attain expected levels of patient volumes and revenues and service mix, and control the costs of providing services, (6) the impact of reductions or other changes in Medicare, Medicaid and other state programs, including

Medicaid supplemental payment programs, Medicaid waiver programs and state directed payment arrangements, any of which may negatively impact reimbursements to health care providers and insurers and the size of the uninsured or underinsured population, (7) the results of our efforts to use technology and resilience initiatives, including artificial intelligence and machine learning, to drive efficiencies, better outcomes and an enhanced patient experience, (8) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (9) personnel-related capacity constraints, increases in wages and the ability to attract, utilize and retain qualified management and other personnel, including affiliated physicians, nurses and medical and technical support personnel, (10) the highly competitive nature of the health care business, (11) changes in service mix, revenue mix and service volumes, including potential declines in the population covered under third-party payer agreements, the ability to enter into and renew third-party payer provider agreements on acceptable terms and the impact of consumer-driven health plans and physician utilization trends and practices, (12) the efforts of health insurers, health care providers, large employer groups and others to contain health care costs, (13) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (14) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (15) changes in accounting practices, (16) the emergence of and effects related to pandemics, epidemics and outbreaks of infectious diseases or other public health crises, (17) future divestitures which may result in charges and possible impairments of long-lived assets, (18) changes in business strategy or development plans, (19) delays in receiving or failure to receive payments for services provided, (20) the outcome of pending and any future tax audits, disputes and litigation associated with our tax positions, (21) the impact of known and unknown government investigations, litigation and other claims that may be made against us, (22) the impact of actual and potential cybersecurity incidents or security breaches involving us or our vendors and other third parties, (23) our ongoing ability to demonstrate meaningful use of certified electronic health record technology and the impact of interoperability requirements, (24) the impact of natural disasters, such as hurricanes and floods, including Hurricanes Milton and Helene, physical risks from changing global weather patterns or similar events beyond our control on our assets and activities and the communities we serve, (25) changes in U.S. federal, state, or foreign tax laws, interpretations of tax laws by taxing authorities, other standard setting bodies or judicial decisions, (26) changes to, and the timing and amount of future approvals (if any) of, state Medicaid directed and supplemental payments and (27) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2025 and our other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to “Company,” “HCA” and “HCA Healthcare” as used throughout this release refer to HCA Healthcare, Inc. and its affiliates.

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

Second Quarter

Unaudited

(Dollars in millions, except per share amounts)

	2026		2025
	Amount	Ratio	Amount	Ratio
Revenues	$20,230	100.0%	$18,605	100.0%

Salaries and benefits	8,290	41.0	8,138	43.7
Supplies	2,886	14.3	2,844	15.3
Other operating expenses	5,043	24.9	3,793	20.4
Equity in earnings of affiliates	(16)	(0.1)	(19)	(0.1)
Depreciation and amortization	944	4.6	863	4.7
Interest expense	599	3.0	568	3.0
Losses (gains) on sales of facilities	(10)	—	3	—

	17,736	87.7	16,190	87.0

Income before income taxes	2,494	12.3	2,415	13.0

Provision for income taxes	564	2.8	524	2.8

Net income	1,930	9.5	1,891	10.2

Net income attributable to noncontrolling interests	231	1.1	238	1.3

Net income attributable to HCA Healthcare, Inc.	$1,699	8.4	$1,653	8.9

Diluted earnings per share	$7.62		$6.83

Shares used in computing diluted earnings per share (millions)	222.828		241.911

Comprehensive income attributable to HCA Healthcare, Inc.	$1,692		$1,701

HCA Healthcare, Inc.

Condensed Consolidated Comprehensive Income Statements

For the Six Months Ended June 30, 2026 and 2025

Unaudited

(Dollars in millions, except per share amounts)

	2026		2025
	Amount	Ratio	Amount	Ratio
Revenues	$39,339	100.0%	$36,926	100.0%

Salaries and benefits	16,573	42.1	16,135	43.7
Supplies	5,739	14.6	5,608	15.2
Other operating expenses	9,223	23.5	7,638	20.7
Equity in earnings of affiliates	(25)	(0.1)	(37)	(0.1)
Depreciation and amortization	1,874	4.7	1,723	4.7
Interest expense	1,183	3.0	1,115	3.0
Losses (gains) on sales of facilities	(9)	—	2	—

	34,558	87.8	32,184	87.2

Income before income taxes	4,781	12.2	4,742	12.8

Provision for income taxes	994	2.6	1,026	2.7

Net income	3,787	9.6	3,716	10.1

Net income attributable to noncontrolling interests	468	1.2	453	1.3

Net income attributable to HCA Healthcare, Inc.	$3,319	8.4	$3,263	8.8

Diluted earnings per share	$14.77		$13.28

Shares used in computing diluted earnings per share (millions)	224.731		245.654

Comprehensive income attributable to HCA Healthcare, Inc.	$3,290		$3,341

HCA Healthcare, Inc.

Condensed Consolidated Balance Sheets

Unaudited

(Dollars in millions)

	June 30,	March 31,	December 31,
	2026	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$1,013	$940	$1,040
Accounts receivable	12,281	11,324	10,867
Inventories	1,662	1,681	1,652
Other	2,234	2,107	2,224
	17,190	16,052	15,783

Property and equipment, at cost	68,409	67,365	66,275
Accumulated depreciation	(36,593)	(35,893)	(35,134)
	31,816	31,472	31,141

Investments of insurance subsidiaries	402	387	485
Investments in and advances to affiliates	813	615	633
Goodwill and other intangible assets	10,662	10,504	10,293
Right-of-use operating lease assets	2,109	2,094	2,130
Other	258	326	255

	$63,250	$61,450	$60,720

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$4,752	$4,806	$4,659
Accrued salaries	2,199	2,022	2,525
Other accrued expenses	4,097	3,898	4,277
Short-term borrowings and long-term debt due within one year	6,264	8,532	4,889
	17,312	19,258	16,350

Long-term debt, less debt issuance costs and discounts of $451, $433 and $436	43,454	39,491	41,603
Professional liability risks	1,464	1,509	1,466
Right-of-use operating lease obligations	1,834	1,822	1,853
Income taxes and other liabilities	2,395	2,348	2,219

Stockholders' (deficit) equity:
Stockholders' deficit attributable to HCA Healthcare, Inc.	(6,642)	(6,303)	(6,027)
Noncontrolling interests	3,433	3,325	3,256
	(3,209)	(2,978)	(2,771)
	$63,250	$61,450	$60,720

HCA Healthcare, Inc.

Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2026 and 2025

Unaudited

(Dollars in millions)

	2026	2025
Cash flows from operating activities:
Net income	$3,787	$3,716
Adjustments to reconcile net income to net cash provided by operating activities:
Increase (decrease) in cash from operating assets and liabilities:
Accounts receivable	(1,417)	320
Inventories and other assets	(26)	(427)
Accounts payable and accrued expenses	(439)	(676)
Depreciation and amortization	1,874	1,723
Income taxes	269	880
Losses (gains) on sales of facilities	(9)	2
Amortization of debt issuance costs and discounts	23	25
Share-based compensation	171	197
Other	116	101

Net cash provided by operating activities	4,349	5,861

Cash flows from investing activities:
Purchase of property and equipment	(2,350)	(2,167)
Acquisition of hospitals and health care entities	(386)	(326)
Sales of hospitals and health care entities	21	167
Change in investments	(120)	41
Other	(4)	2

Net cash used in investing activities	(2,839)	(2,283)

Cash flows from financing activities:
Issuances of long-term debt	2,994	5,233
Net change in short-term borrowings and revolving credit facilities	2,679	1,768
Repayment of long-term debt	(2,608)	(5,660)
Distributions to noncontrolling interests	(334)	(394)
Payment of debt issuance costs	(17)	(57)
Payment of dividends	(354)	(351)
Repurchase of common stock	(3,635)	(5,011)
Other	(259)	(112)

Net cash used in financing activities	(1,534)	(4,584)

Effect of exchange rate changes on cash and cash equivalents	(3)	12

Change in cash and cash equivalents	(27)	(994)
Cash and cash equivalents at beginning of period	1,040	1,933

Cash and cash equivalents at end of period	$1,013	$939

Interest payments	$1,163	$1,074
Income tax payments, net	$725	$146

HCA Healthcare, Inc.

Operating Statistics

	Second Quarter		For the Six Months Ended June 30,
	2026	2025	2026	2025
Operations:
Number of Hospitals	190	191	190	191
Number of Freestanding Outpatient Surgery Centers*	118	124	118	124
Licensed Beds at End of Period	50,550	50,485	50,550	50,485
Weighted Average Beds in Service	42,905	42,858	42,877	42,860

Reported:
Admissions	579,562	566,061	1,159,820	1,142,422
% Change	2.4%		1.5%
Equivalent Admissions	1,044,384	1,017,994	2,067,959	2,030,084
% Change	2.6%		1.9%
Revenue per Equivalent Admission***	$19,370	$18,276	$19,023	$18,189
% Change	6.0%		4.6%
Inpatient Revenue per Admission***	$22,524	$19,656	$21,409	$19,501
% Change	14.6%		9.8%
Patient Days	2,690,923	2,675,284	5,465,530	5,511,900
% Change	0.6%		-0.8%
Equivalent Patient Days	4,850,633	4,813,548	9,745,040	9,794,646
% Change	0.8%		-0.5%
Inpatient Surgery Cases	133,041	136,122	266,303	269,881
% Change	-2.3%		-1.3%
Outpatient Surgery Cases	246,947	258,365	487,008	504,985
% Change	-4.4%		-3.6%
Emergency Room Visits	2,526,147	2,439,763	5,035,230	4,958,479
% Change	3.5%		1.5%
Outpatient Revenues as a Percentage of Patient Revenues***	33.7%	38.4%	35.1%	37.9%
Average Length of Stay (days)	4.643	4.726	4.712	4.825
Occupancy**	72.7%	72.0%	74.1%	74.4%

Same Facility:
Admissions	575,979	561,953	1,152,738	1,133,665
% Change	2.5%		1.7%
Equivalent Admissions	1,035,610	1,008,144	2,050,721	2,009,988
% Change	2.7%		2.0%
Revenue per Equivalent Admission***	$19,391	$18,226	$19,049	$18,177
% Change	6.4%		4.8%
Inpatient Revenue per Admission***	$22,566	$19,559	$21,446	$19,462
% Change	15.4%		10.2%
Inpatient Surgery Cases	132,312	135,485	264,815	268,465
% Change	-2.3%		-1.4%
Outpatient Surgery Cases	242,395	250,955	478,091	490,544
% Change	-3.4%		-2.5%
Emergency Room Visits	2,507,824	2,421,344	5,001,795	4,907,608
% Change	3.6%		1.9%

* Excludes freestanding endoscopy centers (30 centers at June 30, 2026 and 29 centers at June 30, 2025).

** Reflects the rate of occupancy (patient days and observations) based on weighted average beds in service.

*** Includes the impact of incremental revenues related to the Florida directed payment program recorded in the quarter ended June 30, 2026.

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

	Second Quarter		For the Six Months Ended June 30,
	2026	2025	2026	2025
Revenues	$20,230	$18,605	$39,339	$36,926

Net income attributable to HCA Healthcare, Inc.	$1,699	$1,653	$3,319	$3,263
Losses (gains) on sales of facilities (net of tax)	(8)	3	(7)	2
Net income attributable to HCA Healthcare, Inc., as adjusted (a)	1,691	1,656	3,312	3,265
Depreciation and amortization	944	863	1,874	1,723
Interest expense	599	568	1,183	1,115
Provision for income taxes	562	524	992	1,026
Net income attributable to noncontrolling interests	231	238	468	453

Adjusted EBITDA (a)	$4,027	$3,849	$7,829	$7,582

Adjusted EBITDA margin (a)	19.9%	20.7%	19.9%	20.5%

Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$7.62	$6.83	$14.77	$13.28
Losses (gains) on sales of facilities	(0.03)	0.01	(0.03)	0.01
Net income attributable to HCA Healthcare, Inc., as adjusted (a)	$7.59	$6.84	$14.74	$13.29

Shares used in computing diluted earnings per share (millions)	222.828	241.911	224.731	245.654

(a)
Net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles ("GAAP"). These non-GAAP financial measures are adjusted to exclude losses (gains) on sales of facilities and losses on retirement of debt. We believe net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA as the primary measures to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and GAAP net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that adjustments, including losses (gains) on sales of facilities and losses on retirement of debt will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Healthcare, Inc., as adjusted, diluted earnings per share, as adjusted, and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Healthcare, Inc.

Supplemental Non-GAAP Disclosures

2026 Operating Results Forecast

(Dollars in millions, except per share amounts)

	For the Year Ending
	December 31, 2026
	Low	High
Revenues	$77,000	$79,500

Net income attributable to HCA Healthcare, Inc. (a)	$6,300	$6,700
Depreciation and amortization	3,745	3,795
Interest expense	2,410	2,470
Provision for income taxes	1,975	2,125
Net income attributable to noncontrolling interests	970	1,010

Adjusted EBITDA (a) (b)	$15,400	$16,100

Diluted earnings per share:
Net income attributable to HCA Healthcare, Inc.	$28.70	$30.50

Shares used in computing diluted earnings per share (millions)	219.500	219.500

The Company's forecasted guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks.

(a)
The Company does not forecast the impact of items such as, but not limited to, losses (gains) on sales of facilities, losses on retirement of debt, legal claim costs (benefits) and impairments of long-lived assets because the Company does not believe that it can forecast these items with sufficient accuracy.

(b)
Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles ("GAAP"). We believe Adjusted EBITDA is an important measure that supplements discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon Adjusted EBITDA as a primary measure to review and assess operating performance of its health care facilities and their management teams.

Management and investors review both the overall performance (including net income attributable to HCA Healthcare, Inc.) and operating performance (Adjusted EBITDA) of our healthcare facilities. Adjusted EBITDA is utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry.

Adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income attributable to HCA Healthcare, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.